U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549

                                       FORM 4

                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                    Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
              of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(  ) Check this box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

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1.       Name and Address of Reporting Person*

         Last, First, Middle:               Deutsche Bank AG
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         Street:                    Taunusanlage 12
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         City, State, Zip:          60325 Frankfurt am Main Germany
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2.       Issuer Name and Ticker or Trading Symbol
                                    Fleetwood Enterprises ( NYSE: FLE)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4.                                  Statement for Month/Year February 11, 2003
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5.       If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

         (     ) Director                        (  X  ) 10% Owner
         (     ) Officer (give title below)      (     ) Other (specify below)

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7.       Individual or Joint/Group Filing (Check Applicable Line)

         ( X ) Form filed by One Reporting Person
         (     ) Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).


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

====================================================================================================================================
 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
--- -------------------- ----------- ----------- -------------------------------------- ------------------- ---------------- -------
    1.  Title of         2.          3.          4.Securities Acquired      5. Amount of        6. Ownership   7. Nature of Indirect
    Security             Transaction Transaction (A)or Disposed of (D)       Securities        Form: Direct (D) Beneficial Ownership
        (Instr. 3)       Date        Code        (Instr. 3, 4 and 5)        Beneficially Owned  or Indirect (I)     (Instr. 4)
                         (Month/Day/ (Instr. 8)                             at End of Month     (Instr. 4)
                         Year)                                              (Instr. 3 and 4)
--- -------------------- ----------- ----------- -------------------------- ------------------- ---------------- -------------------
--- -------------------- ----------- -------- -- ---------- --------- ----- ------------------- ---------------- -------------------

                                                             (A)
                                                             or
                                      Code     V    Amount   (D)   Price
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------

(1) Common Stock,            8/5/02     P           274,012    A   $ 3.57      4,604,562              D
    ($1.00 Par Value)

--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------

                             8/8/02     S           130,000    D    $2.67      4,604,562              D
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------

                            8/12/02     S             100      D    $2.56      4,604,562              D
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------

                            8/12/02     S             100      D    $2.59      4,604,562              D
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------

                            8/19/02     P            8,700     A    $4.16      4,604,562              D
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------
--- -------------------- ----------- -------- -- ---------- ----- ------- ----------------------------------------------------------

                            8/19/02     P            8,700     A    $4.16      4,604,562              D
=== ==================== =========== ======== == ========== ===== ======= ==========================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.






====================================================================================================================================
    Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
    (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------

--- ---------- ---------- ------------ ----------- ---------- ---------------- -------------- ------- ---------- --------- --------
  1.Title       2.         3.           4.          5.        6. Date         7.Title and     8.Price   9.       10.Ownership  11.
  of Derivative Conversion Transaction  Transaction Number of Exercisable and Amount of Under- of      Number of  Form of  Nature of
  Security      or         Date (Month/ Code    Derivative Expiration Date lying Securities Derivative Derivative DerivativeIndirect
  (Instr. 3)    Exercise   Day/Year)  (Instr.8) Securities (Month/Day/Year) (Instr.3 and 4) Security Securities Security: Beneficial
                Price of                           Acquired (A)                             (Instr. Beneficially Direct(D) Ownership
                Derivative                         or Disposed                               5)       Owned at or Indirect(I)(Instr.
                Security                           of (D)                                             End of     (Instr. 4)       4)
                                                   (Instr. 3,                                         Month
                                                    4 and 5)                                          (Instr. 4)
--- ----------- ---------- ------------ --------- ------------------------------- -------------- --------- -----------------------
--- ----------- ---------- ------------ ------ -- ------- --------------- ------- ------------- ---------- -----------------------
                                                                Date   Expir-         Amount or
                                                                Exer-  ation          Number of
                                         Code   V  (A)     (D) cisable Date    Title   Shares
--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -
--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -

(1) Convertible               8/5/02       P      43,210                     Common      208,514  $26.00  819,000
    Trust III                                                                Stock,
    Preferred                                                               ($1.00 Par
    Securities                                                               Value)
--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -
--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -

(2)                           8/5/02       P      56,790                     Common      274,046  $26.00  819,000
                                                                             Stock,
                                                                            ($1.00 Par
                                                                             Value)
--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -
--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -

(3)
--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -
--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -

--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -
--- ----------- ---------- ------------ ------ -- ------- ---- ----- ------- ---------- -------- ------- ---------- ------------ -

=== =========== ========== ============ ====== == ======= ==== ======= ======= ========== ======== ======= ========== ============



Deutsche Bank AG.



By:        /s/ Jeffrey A. Ruiz
     -------------------------------
     Name:    Jeffrey A. Ruiz                                 Date 2-11-03
     Title:   Vice President







By:     /s/ Margaret M. Adams
     -------------------------------
     Name: Margaret M. Adams                                   Date 2-11-03
     Title:Director